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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. 2)*


                      Equity Residential Properties Trust
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)

              Common Shares of Beneficial Interest, par value $.01
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 29476L  10  7
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29476L 10 7                   13G            PAGE  2    OF  13   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  FU Associates
                  36-3928382
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          270,769
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    270,769
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  270,769
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  .53%(.49% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  PN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7                   13G            PAGE  3    OF  13   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  B/S Investments
                  36-6526147
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF organization

                  Illinois
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          669
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    669
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  669
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  .00%(.00% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  PN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7                   13G            PAGE  4    OF  13   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ROPU Associates Limited Partnership
                  36-4027196
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          3,133,146
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    3,133,146
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,133,146
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.77%(5.73% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  PN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7                   13G            PAGE  5    OF  13   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Equity - EQR Limited Partnership
                  36-4003677
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          372,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    372,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  372,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  .73%(.68% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  PN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7                   13G            PAGE  6    OF  13   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Equity - ERP Limited Partnership
                  36-4003679
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          834,968
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    834,968
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  834,968
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  1.63%(1.53% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  PN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7                   13G            PAGE  7    OF  13   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Samuel Zell Foundation
                  36-3487811
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          30,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    30,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  .06%(.05% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  OO
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 29476L 10 7                   13G            PAGE   8  OF   13  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Samuel Zell
                  ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [X]
                                                                    (B)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY


          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         151,617
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          4,641,552
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        151,617
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    4,641,552
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  4,793,169
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN  SHARES*

                  [ ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  8.76%(8.76% assuming conversion of all Reporting Persons' derivative securities)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                  IN
          ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      EQUITY RESIDENTIAL PROPERTIES TRUST
              COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01
                           CUSIP NUMBER 29476L  10  7


ITEM 1(A).                NAME OF ISSUER

                          The Issuer is Equity Residential Properties Trust, a Maryland real estate investment trust.

ITEM 1(B).                ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                          The Issuer's principal executive office is:
                          Two North Riverside Plaza
                          Chicago, Illinois  60606

ITEM 2(A).                NAME OF PERSON FILING

                          The following persons are filing this Schedule 13G:

                          FU Associates
                          B/S Investments
                          ROPU Associates Limited Partnership
                          Equity - EQR Limited Partnership
                          Equity - ERP Limited Partnership
                          Samuel Zell Foundation
                          Samuel Zell

ITEM 2(B).                ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                          RESIDENCE

                          The address for each Reporting Person is:
                          Two North Riverside Plaza
                          Chicago, Illinois 60606

ITEM 2(C).                CITIZENSHIP

                          Each of the Reporting Persons' state of organization is Illinois except for Samuel Zell who is a citizen of the United States of America.

ITEM 2(D).                TITLE OF CLASS OF SECURITIES

                          Securities reported herein are common shares of beneficial interest, par value $.01 per share ("Common Shares").

ITEM 2(E).                CUSIP NUMBER

                          The CUSIP number is 29476L  10  7.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

                          Not applicable.

ITEM 4.                   OWNERSHIP

                          The Issuer is the sole general partner of ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Certain of the Reporting Persons: FU Associates, B/S Investments and ROPU Associates are limited partners of the Operating Partnership. Each limited partner Operating Partnership unit is exchangeable, at the holder's request, on a one-for-one basis into a Common Share. Amounts reported herein for each Reporting Person assume (1) the exchange of such Reporting Person's Operating Partnership units for Common Shares and (2) the exchange of all Reporting Persons' Operating Partnership units for Common Shares and the exercise of all options to purchase Common Shares.

                          Samuel Zell, in addition to being the beneficial owner of 3,100 Common Shares directly and an additionally 184 Common Shares through a Supplemental Retirement Plan, has options to purchase 148,333 Common Shares which are currently exercisable or exercisable within 60 days. Amounts reported for Mr. Zell include such options. Additionally, because Mr. Zell controls each Reporting Person, all Common Shares beneficially owned by each Reporting Person are shown as being beneficially owned by Mr. Zell. Mr. Zell also shares the power to vote or to direct the vote of the Common Shares and shares to power to dispose or to direct the disposition of the Common Shares with each Reporting Person. Mr. Zell disclaims beneficial ownership of such Common Shares beneficially owned by all other Reporting Persons.

                 Each Reporting Person's ownership as of December 31, 1996, is as follows:


                                                                                               PERCENT OF CLASS (ASSUMING
                                                      AMOUNT                PERCENT OF          EXCHANGE OF ALL REPORTING
                                                   BENEFICIALLY               CLASS                PERSONAL DERIVATIVE
                      NAME                             OWNED                    %                      SECURITIES) %
                      ----                             -----                 ---------                 -------------
 FU Associates                                            270,769               .53                           .49
 B/S Investments                                              669               .00                           .00
 ROPU Associates Limited Partnership                    3,133,146              5.77                          5.73
 Equity-EQR Limited Partnership                           372,000               .73                           .68
 Equity-ERP Limited Partnership                           834,968              1.63                          1.53
 Samuel Zell Foundation                                    30,000               .06                           .05
 Samuel Zell                                            4,793,169              8.76                          8.76


ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                          Not applicable.

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                          ANOTHER PERSON

                          Samuel Zell has the power to direct the receipt of distributions from, or the proceeds from the sale of, such securities for each of the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                          Not applicable.

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP

                          Not applicable.

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP

                          Not applicable.

ITEM 10.                  CERTIFICATE

                          Not applicable.

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 1997



                            FU ASSOCIATES, an Illinois general partnership

                            By: Equity Group Investments, Inc., an Illinois corporation, its managing general partner


                                    By:      /s/  Sheli Z. Rosenberg
                                       ---------------------------------------
                                       Its:  President & Chief Executive Officer



                                B/S INVESTMENTS, an Illinois general partnership

                                By:     Alphabet Partners, a general partner

                                By:     SZA Trust, a general partner



                                        By:      /s/  Arthur A. Greenberg
                                                 ------------------------------
                                                 Its:  Trustee



                                ROPU ASSOCIATES, an Illinois Limited
                                Partnership, an Illinois limited partnership

                                By:     Samuel Zell Revocable Trust, a general
                                        partner



                                        By:      /s/  Samuel Zell
                                                 ------------------------------
                                                 Its:  Trustee

                                EQUITY - EQR Limited Partnership, an Illinois limited partnership

                                By:     Zell General Partnership, Inc., an
                                        Illinois corporation, a general partner



                                        By:      /s/  Sheli Z. Rosenberg
                                                 ------------------------------
                                                 Its:  Vice President



                                EQUITY - ERP Limited Partnership, an Illinois limited partnership

                                By:     Zell General Partnership, Inc., an
                                        Illinois corporation, a general partner



                                        By:      /s/  Samuel Zell
                                                 ------------------------------
                                                 Its:  Vice President



                                Samuel Zell Foundation, an Illinois
                                not-for-profit organization

                                        By:      /s/  Samuel Zell
                                                 ------------------------------
                                                 Its:  President





                                /s/  Samuel Zell
                                ------------------------------
                                Samuel Zell